Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS CONTACT: Carey P. Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

CAPITAL SENIOR LIVING CORPORATION

REPORTS FIRST QUARTER 2015 RESULTS

DALLAS – (BUSINESS WIRE) – May 5, 2015 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the first quarter of 2015. Company highlights for the first quarter include:

Operating and Financial Summary (all amounts in the summary exclude four communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below)

•	Revenue in the first quarter of 2015, including all communities, was $98.6 million, a $6.8 million, or 7.4%, increase from the first quarter of 2014.

•	Occupancy for the Company’s consolidated communities was 87.3% in the first quarter of 2015, an increase of 20 basis points from the first quarter of 2014. Same-community occupancy was 87.1% for the first quarter of 2015, a 30 basis point decrease from the first quarter of 2014.

•	Average monthly rent for the Company’s consolidated communities in the first quarter of 2015 was $3,294, an increase of $167 per occupied unit, or 5.3%, as compared to the first quarter of 2014. Same-community average monthly rent was $3,271, an increase of $58 per occupied unit, or 1.8%, from the first quarter of 2014, and a 40 basis point improvement from the fourth quarter of 2014.

•	Adjusted EBITDAR was $34.1 million in the first quarter of 2015, a 10.2% increase from the first quarter of 2014. The four communities undergoing repositioning, lease-up or significant renovation and conversion generated an additional $0.5 million of EBITDAR. The Company’s Adjusted EBITDAR margin was 36.2% for the first quarter of 2015, an increase of 150 basis points versus the first quarter of the prior year, and a record-high first quarter margin for the Company.

•	Adjusted Cash From Facility Operations (“CFFO”) was $10.5 million, or $0.37 per share, in the first quarter of 2015, a 27.6% increase versus the prior year.

CAPITAL/Page 2

Beginning in the first quarter of 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item. On a comparable basis, Adjusted CFFO was $8.2 million, or $0.29 per share in the first quarter of 2014.

•	The Company’s Net Loss for the first quarter of 2015, including all communities, was $6.0 million, or $0.21 per share, due mostly to non-cash amortization of resident leases of $3.7 million associated with communities acquired by the Company in the previous 12 months. Adjusted Net Income was $0.7 million, or $0.03 per share, for the first quarter of 2015.

•	The Company announced today that on March 27, 2015, the Company acquired a community in Texas for a purchase price of approximately $29.6 million. This community is expected to generate incremental annual CFFO of approximately $0.04 per share.

•	As disclosed in its press release dated January 29, 2015, the Company acquired a senior living community in mid-January in Wisconsin for a purchase price of approximately $18.3 million. This community is expected to generate incremental annual CFFO of approximately $0.02 per share.

•	Also as disclosed on January 29, 2015, the Company sold four non-core communities in January for $36.5 million. The Company received approximately $18.0 million in net proceeds after relieving the debt associated with the communities and paying customary transaction and closing costs.

“We are pleased to report significant growth in revenue, Adjusted EBITDAR and Adjusted CFFO in the first quarter of 2015 as compared to the prior year. March was the strongest month in the quarter, providing momentum for the second quarter and the remainder of 2015,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Despite a harsh winter and strong flu season which resulted in high attrition levels and affected our same-community occupancy and revenue, we were able to achieve a 60 basis point positive spread between same-community revenue and expense growth, and achieved a record-high first quarter margin of 36.2%. Move-ins were up 15% in the first quarter over the prior year due to the marketing initiatives we have implemented over the last year, which allowed us to offset most of the attrition by the end of the first quarter. We achieved a net increase of 89 residents in the month of March. Also, our conversions of independent living units to assisted living and memory care units remain on schedule.

“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We closed on two such communities in the first quarter, and we continue to pursue additional opportunities.

CAPITAL/Page 3

“We are successfully executing on our strategic plan, and believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	In the first quarter of 2015, the Company completed acquisitions of two senior living communities for a combined purchase price of $47.9 million, one of which was previously disclosed. These communities expand the Company’s operations in Texas and Wisconsin, and are comprised of 207 units offering independent living, assisted living and memory care services.

Combined highlights of the transactions include:

•	Increases annual Adjusted CFFO by approximately $1.9 million, or $0.06 per share.

•	Adds approximately $0.8 million to earnings, or $0.03 per share.

•	Increases annual revenue by approximately $8.9 million.

•	Average monthly rents for the communities are approximately $3,800.

The communities were financed with an aggregate of approximately $35.5 million of non-recourse 10-year mortgage debt at an average fixed interest rate of 3.87%.

•	Subject to completion of customary closing conditions, acquisitions totaling approximately $27 million are expected to close by the end of May 2015. The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations.

Financial Results—First Quarter

For the first quarter of 2015, the Company reported revenue of $98.6 million, compared to revenue of $91.9 million in the first quarter of 2014, an increase of 7.4%. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $8.5 million, or 9.4%, mostly due to the acquisition of 10 communities during or after the first quarter of 2014. As expected, community reimbursement revenue and affiliated management revenue decreased approximately $1.7 million in the first quarter of 2015 as compared to the first quarter of 2014. The acquisition of three Ohio communities in which the Company previously held a 10% interest as a joint venture on June 30, 2014, resulted in the elimination of these two revenue items as well as community reimbursement expense.

CAPITAL/Page 4

Operating expenses for the first quarter of 2015 were $60.1 million, an increase of $4.4 million from the first quarter of 2014, primarily due to the acquisition of 10 communities during or after the first quarter of 2014.

General and administrative expenses for the first quarter of 2015 were $5.0 million, which includes $0.5 million of transaction and other one-time costs. Excluding transaction and other one-time costs, general and administrative expenses decreased $0.1 million in the first quarter of 2015 as compared to the first quarter of 2014. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 4.6% in the first quarter of 2015 as compared to 4.9% in the first quarter of 2014.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion. Also, as previously noted, beginning in the first quarter of 2015, the Company no longer includes the change in prepaid resident rent as a component of Adjusted CFFO as it is a non-economic timing item.

Adjusted EBITDAR for the first quarter of 2015 was approximately $34.1 million, an increase of $3.2 million, or 10.2%, from the first quarter of 2014. This does not include EBITDAR of $0.5 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the fourth quarter of 2014 was 36.2%, a record-high first quarter margin for the Company and an increase of 150 basis points from the first quarter 2014 of 34.7%.

The Company recorded a net loss of $6.0 million in the first quarter. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net income was $0.7 million and $0.03 per share in the first quarter of 2015. Adjusted CFFO was $10.5 million, or $0.37 per share, in the first quarter of 2015, a 27.6% increase from the prior year. On a comparable basis, Adjusted CFFO was $8.2 million, or $0.29 per share, in the first quarter of 2014.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the first quarter of 2015 increased 1.4% versus the first quarter of 2014. Same-community expenses increased 0.8% from the first quarter of the prior year. Labor costs, including benefits, increased approximately 1.4%, food costs increased 0.5% and utilities were down 3.2% as compared to the first quarter of the prior year. Same-community net operating income increased 2.0% in the first quarter of 2015 as compared to the first quarter of 2014.

CAPITAL/Page 5

Capital expenditures for the first quarter of 2014 were $5.5 million, representing approximately $4.4 million of investment spending and approximately $1.1 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $380 per unit.

Balance Sheet

The Company ended the quarter with $63.3 million of cash and cash equivalents, including restricted cash, an increase of $11.9 million since December 31, 2014. During the first quarter of 2015, the Company generated cash flow from operations of $12.8 million and received net proceeds from asset sales and debt refinances of $20.2 million. The Company invested $12.4 million of cash as equity to complete the acquisitions of two communities and spent $5.5 million on capital improvements.

As of March 31, 2015, the Company financed its owned communities with mortgages totaling $661.9 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $20.3 million at March 31, 2015, at variable rates averaging 4.3%. The Company has no mortgage maturities before the second quarter of 2017.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q4 2014 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter 2015 financial results. The call will be held on Tuesday, May 5, 2015, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0412, confirmation code 9810323. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 5, 2015 at 8:00 p.m. Eastern Time, until May 14, 2015 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9810323. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning May 6, 2015.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in

CAPITAL/Page 6

accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 115 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,000 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 7

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,073	$39,209
Restricted cash	12,246	12,241
Accounts receivable, net	6,640	5,903
Accounts receivable from affiliates	3	5
Deferred taxes	81	460
Assets held for sale	—	35,761
Property tax and insurance deposits	8,302	12,198
Prepaid expenses and other	4,937	6,797

Total current assets	83,282	112,574
Property and equipment, net	787,988	747,613
Other assets, net	37,779	37,514

Total assets	$909,049	$897,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,854	$2,540
Accounts payable to affiliates	437	7
Accrued expenses	28,555	32,154
Notes payable of assets held for sale	—	15,076
Current portion of notes payable	21,953	33,664
Current portion of deferred income and resident revenue	14,547	14,603
Current portion of capital lease and financing obligations	1,062	1,054
Federal and state income taxes payable	526	219
Customer deposits	1,509	1,499

Total current liabilities	72,443	100,816
Deferred income	15,451	15,949
Capital lease and financing obligations, net of current portion	39,836	40,016
Deferred taxes	81	460
Other long-term liabilities	1,392	1,426
Notes payable, net of current portion	642,865	597,860
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 29,493 and 29,097 in 2015 and 2014, respectively	298	294
Additional paid-in capital	152,911	151,069
Retained deficit	(15,294)	(9,255)
Treasury stock, at cost – 350 shares in 2015 and 2014	(934)	(934)

Total shareholders’ equity	136,981	141,174

Total liabilities and shareholders’ equity	$909,049	$897,701

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues:
Resident and health care revenue	$98,640	$90,174
Affiliated management services revenue	—	208
Community reimbursement revenue	—	1,475

Total revenues	98,640	91,857
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	60,131	55,691
General and administrative expenses	5,013	4,971
Facility lease expense	15,256	14,794
Stock-based compensation expense	1,727	1,360
Depreciation and amortization expense	12,795	10,951
Community reimbursement expense	—	1,475

Total expenses	94,922	89,242

Income from operations	3,718	2,615
Other income (expense):
Interest income	13	12
Interest expense	(8,355)	(7,137)
Write-off of deferred loan costs and prepayment premium	(871)	—
Gain on disposition of assets, net	(106)	4
Equity in earnings of unconsolidated joint ventures, net	—	41
Other income	1	8

Loss before (provision) benefit for income taxes	(5,600)	(4,457)
Benefit (Provision) for income taxes	(439)	(190)

Net loss	$(6,039)	$(4,647)

Per share data:
Basic net loss per share	$(0.21)	$(0.16)

Diluted net loss per share	$(0.21)	$(0.16)

Weighted average shares outstanding — basic	28,565	28,146

Weighted average shares outstanding — diluted	28,565	28,146

Comprehensive loss	$(6,039)	$(4,647)

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net loss	$(6,039)	$(4,647)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,795	10,951
Amortization of deferred financing charges	306	320
Amortization of deferred lease costs and lease intangibles	316	308
Deferred income	(58)	(88)
Write-off of deferred loan costs and prepayment premium	871	—
Loss (Gain) on disposition of assets, net	106	(4)
Equity in earnings of unconsolidated joint ventures, net	—	(41)
Provision for bad debts	264	238
Stock based compensation expense	1,727	1,360
Changes in operating assets and liabilities:
Accounts receivable	(1,001)	(1,763)
Accounts receivable from affiliates	2	219
Property tax and insurance deposits	3,896	3,449
Prepaid expenses and other	1,860	2,233
Other assets	(226)	438
Accounts payable	1,744	(455)
Accrued expenses	(3,599)	(3,325)
Federal and state income taxes receivable	307	182
Deferred resident revenue	(496)	(228)
Customer deposits	10	202

Net cash provided by operating activities	12,785	9,349
Investing Activities
Capital expenditures	(5,503)	(3,106)
Cash paid for acquisitions	(47,810)	(14,600)
Proceeds from disposition of assets	35,672	4
Distributions from joint ventures	—	42

Net cash used in investing activities	(17,641)	(17,660)
Financing Activities
Proceeds from notes payable	80,488	11,000
Repayments of notes payable	(62,847)	(4,432)
Increase in restricted cash	(5)	(6)
Cash payments for capital lease obligations	(172)	(156)
Cash proceeds from the issuance of common stock	8	135
Excess tax benefits on stock options exercised	111	(63)
Deferred financing charges paid	(863)	(177)

Net cash provided by financing activities	16,720	6,301

Decrease in cash and cash equivalents	11,864	(2,010)
Cash and cash equivalents at beginning of period	39,209	13,611

Cash and cash equivalents at end of period	$51,073	$11,601

Supplemental Disclosures
Cash paid during the period for:
Interest	$7,930	$6,429

Income taxes	$18	$44

CAPITAL/Page 10

Capital Senior Living Corporation

Supplemental Information

	Average
	Communities		Resident Capacity		Average Units
	Q1 15	Q1 14	Q1 15	Q1 14	Q1 15	Q1 14
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	65	60	8,500	7,689	6,542	6,125
Leased	50	50	6,333	6,333	4,983	5,024
Joint Venture communities (equity method)	—	3	—	674	—	434

Total	115	113	14,833	14,696	11,525	11,583
Independent living			6,993	7,597	5,695	6,219
Assisted living			7,840	7,099	5,830	5,364

Total			14,833	14,696	11,525	11,583
II. Percentage of Operating Portfolio
Consolidated communities
Owned	56.5%	53.1%	57.3%	52.3%	56.8%	52.9%
Leased	43.5%	44.2%	42.7%	43.1%	43.2%	43.4%
Joint Venture communities (equity method)	—	2.7%	—	4.6%	—	3.7%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			47.1%	51.7%	49.4%	53.7%
Assisted living			52.9%	48.3%	50.6%	46.3%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 11

Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results	Q1 15	Q1 14
I. Owned communities
Number of communities	62	57
Resident capacity	7,891	7,080
Unit capacity	6,076	5,628
Financial occupancy (1)	88.9%	88.1%
Revenue (in millions)	50.6	42.6
Operating expenses (in millions) (2)	29.0	24.5
Operating margin	43%	43%
Average monthly rent	3,124	2,862
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity	4,842	4,842
Financial occupancy (1)	85.3%	85.9%
Revenue (in millions)	43.6	43.0
Operating expenses (in millions) (2)	21.8	21.8
Operating margin	50%	49%
Average monthly rent	3,515	3,443
III. Consolidated communities
Number of communities	111	106
Resident capacity	13,998	13,187
Unit capacity	10,918	10,470
Financial occupancy (1)	87.3%	87.1%
Revenue (in millions)	94.2	85.6
Operating expenses (in millions) (2)	50.8	46.2
Operating margin	46%	46%
Average monthly rent	3,294	3,127
IV. Communities under management
Number of communities	111	109
Resident capacity	13,998	13,861
Unit capacity	10,918	10,903
Financial occupancy (1)	87.3%	87.2%
Revenue (in millions)	94.2	89.7
Operating expenses (in millions) (2)	50.8	48.6
Operating margin	46%	46%
Average monthly rent	3,294	3,147
V. Same communities under management
Number of communities	104	104
Resident capacity	13,156	13,156
Unit capacity	10,340	10,349
Financial occupancy (1)	87.1%	87.4%
Revenue (in millions)	88.4	87.2
Operating expenses (in millions) (2)	47.3	47.0
Operating margin	46%	46%
Average monthly rent	3,271	3,213
VI. General and Administrative expenses as a percent of Total Revenues under Management
First Quarter (3)	4.6%	4.9%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	644,546	462,445
Total variable rate mortgage debt	20,272	22,522
Weighted average interest rate	4.63%	5.25%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs.

CAPITAL/Page 12

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDAR
Net income from operations	$3,718	$2,615
Depreciation and amortization expense	12,795	10,951
Stock-based compensation expense	1,727	1,360
Facility lease expense	15,256	14,794
Provision for bad debts	264	238
Casualty losses	261	314
Transaction costs	587	487
Communities being repositioned/leased up	(482)	208

Adjusted EBITDAR	$34,126	$30,967

Adjusted EBITDAR Margin
Adjusted EBITDAR	$34,126	$30,967
Total revenues	$98,640	$91,857
CCRC’s being repositioned	(4,356)	(2,709)

Adjusted revenues	$94,284	$89,148

Adjusted EBITDAR margin	36.2%	34.7%

Adjusted net income and net income per share
Net loss	$(6,039)	$(4,647)
Casualty losses, net of tax	164	198
Transaction costs, net of tax	370	307
Resident lease amortization, net of tax	2,337	2,205
Write-off of deferred loan costs and prepayment premium, net of tax	549	—
(Gain)Loss on disposition of assets, net of tax	69	(3)
Deferred tax asset valuation allowance	2,499	1,692
Tax impact of Four Property Sale Transaction	282	—
Communities being repositioned/leased up, net of tax	490	503

Adjusted net income	$721	$255

Adjusted net income per share	$0.03	$0.01

Diluted shares outstanding	28,568	28,153
Adjusted CFFO and Adjusted CFFO per share
Net loss	$(6,039)	$(4,647)
Non-cash charges, net	16,327	13,044
Recurring capital expenditures	(1,087)	(1,028)
Casualty losses, net of tax	261	314
Transaction costs	587	487
Tax impact of Four Property Sale Transaction	282	—
Tax impact of Spring Meadows Transaction	(106)	(106)
Communities being repositioned/leased up	290	179

Adjusted CFFO	$10,515	$8,243

Adjusted CFFO per share	$0.37	$0.29

***